UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 5, 2006

GigaBeam Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA  20170
(Address of Principal Executive Offices) (Zip Code)

(571) 283-6200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On January 5, 2006, the Board of Directors of GigaBeam Corporation (the “Corporation), upon the recommendation of its Compensation Committee, approved a one-time discretionary cash award to certain of its executive officers, who commenced employment with the Corporation in calendar year 2004, for their continuous service and performance to the Corporation, including the following: (i) $37,500 to Louis S. Slaughter, chairman and chief executive officer; (2) $33,750 to Douglas G. Lockie; president and chief technical officer; (3) $30,000 to Thomas P. Wetmore, senior vice president of sales and marketing; (4) $13,875 to Don E. Peck, vice president engineering; and (5) $11,875 to D. Duane Butler, vice president of link operations.

The Board of Directors of the Corporation also approved, upon the recommendation of its Compensation Committee and Hofmann Consulting Group, an independent thrid party consulting firm, the following directors' compensation for 2006 for the non-employee directors of the Corporation: (1) an annual cash retainer of $15,000 to be paid quarterly in advance; (2) an annual cash retainer for the chair of the Audit Committee of $5,000; (3) an annual cash retainer for the chair of the Compensation Committee of $2,500; (4) an annual cash retainer for the chair of the Corporate Governance and Nominating Committee of $1,000; (4) a meeting fee of $1,000 for attendance at each meeting of the Board of Directors; (5) a meeting fee of $1,000 for attendance in person at each meeting of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee not held in conjunction with a Board of Director meeting; (6) a meeting fee of $500 for each meeting of the Board of Directors, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee held by telephonic conference; and (7) an option to purchase 25,000 shares of Common Stock of the Corporation at an exercise price of $8.00 per share (the fair market value of the stock as of the close of business on January 5, 2006), which option will vest annually in equal installments over three (3) years commencing January 5, 2007 and expire ten years from the date of grant. In addition, all directors are reimbursed for reasonable expenses incurred in connection with attendance at or telephonic participation in a Board of Directors or Committee meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

Date: January 11, 2006	By:	/s/ Caroline Baldwin Kahl
Caroline Baldwin Kahl
Vice President and Corporate Counsel